Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
FOR IMMEDIATE RELEASE		Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
FIRST QUARTER 2008 RESULTS
MIDLAND, Texas — May 5, 2008 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2008.
Basic reported net income of $19.7 million, or $0.47 per diluted share, for the first quarter of 2008, compared to $22.1 million, or $0.56 per diluted share, in the same period in 2007. Revenues increased 16% to $229.9 million compared to $198.9 million in the first quarter of 2007. EBITDA (defined as net income before interest, taxes, depreciation and amortization) for the first quarter of 2008 increased 11% to $66.1 million, or 29% of revenue, compared to $59.6 million, or 30% of revenue, in the same period in 2007. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “We are pleased with our operating results for the first quarter as we reported record quarterly revenues for the Company. Revenues for our fluid services and completion and remedial services segments were particularly strong with sequential increases of 5% and 6%, respectively. Overall, our segment profit margin was consistent with the fourth quarter even though our largest segment, well servicing, had lower utilization and revenue rates. I continue to credit our management team in each of our segments for their ability to maintain relatively good margins in the face of increased competition and an extremely tight labor market.
“During the latter part of the first quarter and through April, we have seen a rebound in natural gas-oriented activities as gas prices strengthened and concerns over storage levels began to fade. In addition, our customers’ confidence in the continuation of historically high oil prices is beginning to result in more aggressive capital spending programs which should benefit our activity through the balance of the year. Our outlook has become much more positive as we expect to see steadily increasing demand for our services translating to the opportunity for higher utilization, pricing and margins in each of our segments for the remainder of 2008.”

Business Segment Results
Effective January 1, 2008, Basic now reports segment information on the following four segments: (1) well servicing, (2) fluid services, (3) completion and remedial services and (4) contract drilling.
The well site construction services segment, which had been previously reported separately, is now included in the fluid services segment. Contract drilling, which was previously included in the well servicing segment, has been broken out as a separate segment.
Well Servicing
Well servicing revenues declined approximately 7% to $80.5 million during the first quarter of 2008 compared to $86.7 million in the same period last year. Basic added five newbuild well servicing rigs, acquired five rigs in connection with the Lackey Construction L.L.C. acquisition, converted one drilling rig to workover mode and retired three rigs during the first quarter of 2008, bringing its well servicing rig count to 395 as of March 31, 2008. Weighted average number of well servicing rigs increased to 392 during the first quarter of 2008 compared to 364 during the same period in 2007, an increase of 8%. Revenue per well servicing rig hour decreased 3% to $398 during the first quarter of 2008 compared to $411 in the same period in 2007. The full-fleet well servicing rig utilization rate declined to 72.2% in the first quarter of 2008 compared to 81.0% in the same period in 2007 mainly due to lower activity levels in Basic’s natural gas-oriented markets and an increase in new equipment entering certain of its markets.
Well servicing segment profit in the first quarter of 2008 was $32.1 million, compared with the first quarter of 2007 operating segment profit of $36.6 million. Segment profit margins declined to 40% of revenue in the first quarter of 2008 compared to 42% in the same period of 2007, mainly due to lower revenues from the decline in utilization and higher personnel costs as rig crews are retained during times of lower utilization.
Fluid Services
Fluid services revenues in the first quarter of 2008 increased 11% to $71.4 million compared to $64.2 million in the same period in 2007. During the first quarter of 2008, Basic added a net of three fluid services trucks, bringing the total number of fluid services trucks to 648 as of
March 31, 2008. Weighted average number of fluid services trucks decreased 1% to 644 during the first quarter of 2008 compared to 652 during the same period in 2007. Average revenue per fluid services truck increased by 13% to $111,000 in the first quarter of 2008 compared to $98,000 in the same period in 2007. Segment profit in the first quarter of 2008 was $25.0 million, or 35% of revenue, compared to $24.1 million, or 38% of revenue, in the same period in 2007. The decrease in segment profit as a percent of revenue was primarily due to higher personnel and fuel costs.
Completion & Remedial Services
Completion and remedial services revenues during the first quarter of 2008 increased 48% to $68.5 million compared to $46.1 million in the same period in 2007. Segment profit in the first quarter of 2008 rose to $32.7 million, or 48% of revenue, compared to $23.0 million, or 50% of revenue, in the same period in 2007. The increase in revenue and segment profit was mainly from several acquisitions made during 2007, including the acquisition of JetStar in March 2007, as well as internal expansion. Segment profit as a percent of revenue declined from 2007 mainly due to increased costs of the materials used in Basic’s pressure pumping operations. As of March 31, 2008, Basic had approximately 120,000 hydraulic horsepower of pressure pumping capacity compared to approximately 101,000 hydraulic horsepower as of March 31, 2007.
Contract Drilling
Contract drilling revenues increased 389% to $9.5 million during the first quarter of 2008 compared to $1.9 million in the comparable quarter in 2007. Segment profit in the first quarter of 2008 was $2.4 million versus a loss of $872 thousand last year during the first quarter of 2007.
Basic operated nine drilling rigs during the first quarter of 2008, up from three drilling rigs in the same period in 2007. This increase was due to the acquisition of Sledge Drilling in April 2007, which included six drilling rigs. In January 2008, Basic converted one drilling rig to workover mode. Revenue per day and rig operating days were $14,700 and 645, respectively, in the first quarter of 2008 compared to $11,500 and 168, respectively, in the same period in 2007.
Capital Expenditures
During the first quarter of 2008, Basic completed two acquisitions for a total consideration of $23 million in cash. Total capital expenditures that included capital leases and excluded acquisitions were $28.4 million, comprised of $8.7 million for expansion projects, $16.7 million for sustaining and replacement projects, and $3.0 million for other projects. Expansion capital spending included $900 thousand for the well servicing segment, $1.5 million for the fluid services segment and $6.3 million for the completion and remedial services segment. Other capital expenditures of $3.0 million were mainly for facilities and IT infrastructure.
Recent Events
On April 21, 2008, Grey Wolf, Inc. (“Grey Wolf”) and Basic announced that their Board of Directors approved a definitive agreement to combine the two businesses in a “merger of equals.” The merger is expected to create a more diverse energy services company with expanded growth opportunities through enhanced scale, broader geographic reach, balanced commodity exposure and expansion of service offerings.
Outlook for 2008
The following statements are based on Basic’s current expectations, which do not differ substantially from its previously announced outlook. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions other than those previously disclosed. Any material change in market conditions in any of Basic’s business segments could affect its guidance.
Basic is reaffirming the guidance that was given in its fourth quarter 2007 earnings release dated March 3, 2008, which is as follows:

Basic believes that pricing for its services for the first six months of 2008 will be comparable to where it exited 2007. Demand for those services is expected to increase steadily through 2008 and Basic projects slight price increases for its services in the second half of 2008. Cash capital expenditures for 2008 are expected to be approximately $115 million with plans to enter into $33 million of capital leases for additional equipment. Based on the capital expenditure plans for 2008, Basic expects only slight expansion of its equipment fleets. Included in the 2008 capital budget are 24 newbuild well servicing rigs, with 20 of the newbuilds replacing older, less efficient rigs in the fleet. Depreciation and amortization expense is estimated to be in the range of $118 to $120 million for 2008. G&A expenses as a percent of revenue in 2008 are anticipated to be approximately 11% and the 2008 effective tax rate is estimated to be 38%.
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs approximately 4,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its first quarter 2008 results on Tuesday,
May 6, 2008, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 205-0066 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until May 21, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11112877. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, including the merger with Grey Wolf, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K and Form 10-Q filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-

looking statements made by Basic, whether as a result of new information, future events, or otherwise.
Additional Information and Where to Find It
In connection with the proposed mergers, a registration statement of Horsepower Holdings, Inc. (“Holdings”), which will include proxy statements of Basic and Grey Wolf and other materials, will be filed with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BASIC, GREY WOLF, HOLDINGS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus when they are available and other documents containing information about Basic and Grey Wolf, without charge, at the SEC’s web site at www.sec.gov, Basic’s web site at www.basicenergyservices.com, and Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the proxy statement/prospectus and the SEC filings that will be incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Basic Energy Services, Inc., (432) 620-5510 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.
Participants in the Solicitation
Basic and Grey Wolf and their respective directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the mergers. Information about these persons can be found in Grey Wolf’s proxy statement relating to its 2008 annual meetings of stockholders as filed with the SEC on April 8, 2008. Information concerning beneficial ownership of Basic stock by its directors and certain of its executive officers is included in its Form 10-K/A filed on
April 29, 2008 and subsequent statements of changes in beneficial ownership on file with the SEC. Additional information about the interests of such persons in the solicitation of proxies in respect of the mergers will be included in the registration statement and the joint proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenues:
Well servicing	$80,519	$86,669
Fluid services	71,399	64,182
Completion and remedial services	68,458	46,137
Contract drilling	9,497	1,942

Total revenues	229,873	198,930

Expenses:
Well servicing	48,466	50,094
Fluid services	46,433	40,102
Completion and remedial services	35,788	23,135
Contract drilling	7,060	2,814
General and administrative, including stock-based compensation of $1,080 and $1,093 in three months ended in 2008 and 2007	25,852	22,649
Depreciation and amortization	28,032	19,225
(Gain) loss on disposal of assets	225	341

Total expenses	191,856	158,360

Operating income	38,017	40,570

Other income (expense):
Interest expense	(7,349)	(5,594)
Interest income	701	470
Loss on early extinguishment of debt	—	(230)
Other income	38	61

Income from continuing operations before income taxes	31,407	35,277
Income tax expense	(11,751)	(13,204)

Net income	$19,656	$22,073

Earnings per share of common stock:
Basic	$0.48	$0.57

Diluted	$0.47	$0.56

Comprehensive Income:
Net income	$19,656	$22,073
Unrealized gains (losses) on hedging activities	—	—

Comprehensive Income:	$19,656	$22,073

See accompanying notes to consolidated financial statements.

Other Financial Data
EBITDA	66,087	59,626
Capital Expenditures
Acquisitions, net of cash	26,858	104,354
Property & Equipment	18,427	23,783

	As of
	March 31,	March 31,
	2008	2007
	(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$100,174	$43,154
Net property & equipment	649,987	549,134
Total long-term debt	410,179	337,069
Total stockholders equity	545,751	445,316

	Three months
	Ended March 31,
Segment Data:	2008	2007
Well Servicing
Segment profits as a percent of revenue	39.8%	42.2%
Workover Rigs
Weighted average number of rigs	392	364
Rig hours (000’s)	202.5	210.8
Rig utilization rate	72.2%	81.0%
Revenue per rig hour	$398	$411
Workover rig profit per rig hour	$158	$174

Fluid Services
Weighted average number of fluid services trucks	644	652
Revenue per fluid services truck (000’s)	$111	$98
Segment profits per fluid services truck (000’s)	$39	$37
Segment profits as a percent of revenue	35.0%	37.5%

Completion and Remedial Services
Segment profits as a percent of revenue	47.7%	49.9%

Contract Drilling
Segment profits as a percent of revenue	25.7%	-44.9%
Drilling Rigs
Weighted average number of rigs	9	3
Rig operating days	645	168
Revenue per day	$14,700	$11,500
Drilling rig profit per day	$3,800	$(5,200)

(1)	Includes approximately $1,080,000 and $1,093,000 of non-cash compensation expense for the three months ended March 31, 2008 and 2007, respectively.
(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization or EBITDA. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months
	Ended March 31,
	2008	2007
	(Unaudited)
Reconciliation of Net Income to EBITDA:
Net Income	$19,656	$22,073
Income taxes	11,751	13,204
Net interest expense	6,648	5,124
Depreciation and amortization	28,032	19,225

EBITDA	$66,087	$59,626

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